Exhibit 10.1

FIRST AMENDMENT TO THE
NISOURCE INC.
2020 Omnibus Incentive Plan

BACKGROUND
A.NiSource Inc. (the “Company”) maintains the NiSource Inc. 2020 Omnibus Incentive Plan (the “Plan”).
B.The Company desires to amend the Plan to provide the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors (the “Board”) the authority to delegate some or all of its power and authority to, in addition to the persons specified in the Plan, the Chief Human Resources Officer of the Company, as the Committee deems appropriate, subject to the terms of the Plan.
C.Section 19.1 of the Plan gives the Committee the ability to amend the Plan.
D.The Committee approved the amendment of the Plan at its meeting held March 14, 2022.

PLAN AMENDMENT

1.Effective March 14, 2022, the second paragraph of Section 3.3 of Article III of the Plan is deleted in its entirety and replaced with the following:
The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the CEO, other executive officers, or the Chief Human Resources Officer of the Company, as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the CEO, other executive officers, or the Chief Human Resources Officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the 1934 Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.
2.Except as provided herein, the remainder of the Plan shall remain unchanged.